Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Sidus Space, Inc.

We consent to the incorporation by reference in the Amendment No. 2 to the Form S-1 Registration Statement of Sidus Space, Inc. (the “Company”) (File No. 333-270850) of our report dated March 15, 2023 with respect to our audits of the consolidated balance sheets as of December 31, 2022 and 2021, and consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended appearing in the Annual Report on the Form 10-K of the Company for the year ended December 31, 2022.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

April 18, 2023

- 1 -